, 2015
Tesoro Logistics LP 19100 Ridgewood Parkway San Antonio, TX 78259-1828	Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com
Ladies and Gentlemen:	EXHIBIT 8.1

We have acted as counsel to Tesoro Logistics LP, a Delaware limited partnership (“TLLP”), in connection with (i) the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of April 6, 2015 (the “Merger Agreement”), by and among, TLLP, Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of TLLP, QEP Field Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of TLLP, TLLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of QEP Field Services, QEP Midstream Partners, LP, a Delaware limited partnership, and QEP Midstream Partners GP, LLC, a Delaware limited liability company and the general partner of QEPM, and (ii) the registration statement on Form S-4, as amended (File no. 333-[            ]) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by TLLP relating to the Merger. In connection with foregoing, TLLP has requested our opinion as to certain U.S. federal income tax matters relating to TLLP and TLLP unaffiliated unitholders (as defined in the Registration Statement).

In connection with rendering our opinion, we have examined the Merger Agreement and the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement. We have also made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. Our opinion is also based on (i) the accuracy of the representations, statements and facts concerning the Merger set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement and the assumption that such representations, statements and facts will be accurate and complete as of the closing date of the Merger (as if made as of such time), (ii) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (iii) the accuracy of the representations made by TLLP with respect to certain factual matters (including factual representations set forth in letters dated the date hereof delivered to us by TLLP) and the assumption that such representations will be accurate and complete as of the closing date of the Merger (as if made as of such time), and (iv) financial information provided to us by TLLP.

We hereby confirm that the description of the law and the legal conclusions set forth in the discussions under the heading “Tax Consequences of the Merger to TLLP and TLLP Unaffiliated Unitholders” contained in the section “Material U.S. Federal Income Tax Consequences of the Merger” and the discussion under the section “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units” in the Registration Statement constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to TLLP and the TLLP unaffiliated unitholders and of owning TLLP common units (as defined in the Registration Statement) following the Merger, subject to the assumptions, qualifications, and limitations set forth therein.

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, 2015

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and the Treasury regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the Treasury regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

Our opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof.

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

Norton Rose Fulbright US LLP